Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated May 26, 2017, with respect to the consolidated financial statements and schedule included in the Annual Report of Westell Technologies, Inc. on Form 10-K for the year ended March 31, 2017. We consent to the incorporation by reference of said report in the Registration Statements of Westell Technologies, Inc. on Forms S-3 (File No. 333-79407 and File No. 333-100625) and on Forms S-8 (File No. 333-206974, File No. 333-155211, File No. 333-32646, File No. 333-105926, and File No. 333-119620).

/s/ GRANT THORNTON LLP

Chicago, Illinois
May 26, 2017